Exhibit 99.1

For Immediate Release

Cushman & Wakefield Successfully Completes Term Loan Repricing

CHICAGO, January 23, 2025 – Cushman & Wakefield (NYSE: CWK) announced that it has successfully completed a repricing of approximately $990 million of its Term Loan issued in January 2023 (“Term Loan”) due 2030. The repricing reduces the applicable interest rate on the Term Loan by 25 basis points from Term SOFR plus 3.00% to Term SOFR plus 2.75%. There are no changes to the maturity of the Term Loan following this repricing and all other terms are substantially unchanged.

“Today, we announced another successful repricing of our term loan debt. This transaction reinforces our commitment to maintaining a robust financial foundation that positions us for future growth opportunities,” said Neil Johnston, Chief Financial Officer. “We appreciate the commitment of our lenders in supporting the company on another successful repricing.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core services of property, facilities and project management, leasing, capital markets, and valuation and other services. It also received numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), sustainability and more. For additional information, visit www.cushmanwakefield.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “strives,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “goal,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity.

MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com

There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the factors discussed in Cushman & Wakefield’s annual report on Form 10-K for the year ended December 31, 2023, including those discussed under “Item 1A—Risk Factors” therein.

The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, Cushman & Wakefield undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release.

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MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com